Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197364

Product Prospectus Supplement No. 1 to Prospectus Dated July 28, 2014

The Toronto-Dominion Bank

Accrual Notes Fixed Rate Notes Step Up Notes Floating Rate Notes Fixed-to-Floating Rate Notes Floating-to-Fixed Rate Notes	Inverse Floating Rate Notes Leveraged Notes Range Accrual Notes Dual Range Accrual Notes Non-Inversion Range Accrual Notes Leveraged Steepener Notes

Terms of Sale

The Toronto-Dominion Bank (the “Bank”) may offer and sell the types of notes listed above (collectively, the “notes”) from time to time of any maturity.  The accompanying prospectus dated July 28, 2014 and this product prospectus supplement describe terms of different kinds of notes and the terms that may apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe specific terms of the notes being offered, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this product prospectus supplement or in the accompanying prospectus, the terms described in the relevant pricing supplement will govern.

Subject to the Bank’s credit risk, unless otherwise set forth in the applicable pricing supplement, you will receive the principal amount of your notes at maturity.  You will also receive periodic interest on the dates specified in the applicable pricing supplement.  The amount of the interest payments, and any method by which they will be determined, will also be set forth in the applicable pricing supplement.

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to the Notes” beginning on page PS-5 to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The Bank may use this product prospectus supplement in the initial sale of notes.  In addition, TD Securities (USA) LLC or another of the Bank’s affiliates may use this product prospectus supplement in a market-making transaction in notes after their initial sale.  Unless the Bank or its agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act (Canada) or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

TD Securities

Product Prospectus Supplement dated August 1, 2014.

Page

Product Prospectus Supplement

Prospectus

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About this Prospectus	ii
Risk Factors	1
The Toronto-Dominion Bank	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	1
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of the Debt Securities	5
Forms of the Debt Securities	14
Book-Entry Procedures and Settlement	14
Tax Consequences	16
Benefit Plan Investor Considerations	26
Plan of Distribution	28
Conflicts of Interest	30
Limitations of Enforcement of U.S. Laws Against the Bank, Our Management and Others	31
Legal Matters	31
Experts	31
Other Expenses of Issuance and Distribution	31

In this product prospectus supplement, references to the “notes” mean the notes described in this product prospectus supplement unless the context requires otherwise.  In this product prospectus supplement, unless the context otherwise indicates, the “Bank,” “we,” “us” or “our” means The Toronto-Dominion Bank and its subsidiaries.  Also, references to the “prospectus” or the “accompanying prospectus” mean the prospectus, dated July 28, 2014 of The Toronto-Dominion Bank.  References to the “relevant pricing supplement” or the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

PS-i

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement and the accompanying prospectus, as well as the relevant pricing supplement.

Issuer:	The Toronto-Dominion Bank (the “Bank”).

Principal Amount:	As specified in the applicable pricing supplement.

Maturity Date:	As specified in the applicable pricing supplement.

Interest Rate:	As specified in the applicable pricing supplement.

Leverage Rate:	As specified in the applicable pricing supplement.

Reference Rate(s):	As specified in the applicable pricing supplement.

Reference Rate Range(s):	As specified in the applicable pricing supplement.

Initial Interest Period(s):	As specified in the applicable pricing supplement.

Subsequent Interest Period(s):	As specified in the applicable pricing supplement.

Type of Note:	As specified in the applicable pricing supplement.

Interest Determination Dates and Interest Reset Dates:	Unless otherwise set forth in the applicable pricing supplement, as set forth in this product prospectus supplement.

Interest Payment Dates:
On the date or dates specified in the applicable pricing supplement; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day, and adjustment will be made to the interest period or to any interest payment made on any succeeding business day.  In the case of a floating rate note, if the next business day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding day that is a business day.  The applicable pricing supplement may specify that the interest dates are monthly, quarterly, semi-annually, annually, or at other specified intervals, or that interest will be paid only at maturity.

Interest Payable:
For any interest payment date (as specified in the applicable pricing supplement), you will receive:

If your note is an accrual note, at maturity an amount equal to the fixed rate of interest (or other financial measure) specified in the applicable pricing supplement times the actual number of calendar days from and including the date of issue to but excluding the maturity date, assuming a calendar of twelve 30-day months, divided by 360 and compounded on the basis specified in the applicable pricing supplement.

If your note is a fixed rate note, an amount equal to the fixed rate of interest (or other financial measure) specified in the applicable pricing supplement times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case, assuming a calendar of twelve 30-day months, divided by 360.

If your note is a step up note, an amount equal to the applicable fixed rate of interest (or other financial measure) specified in the applicable pricing supplement for that period times the actual number of calendar days from and including the last interest payment date (or the date of issue for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360.

If your note is a floating rate note, an amount equal to the floating rate of interest (or other financial measure) specified in the applicable pricing supplement times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360.

If your note is a fixed-to-floating rate note, a return on your note (1) during the initial interest period at the fixed rate of interest (or other financial measure), and (2) during the subsequent interest period, at the floating rate of interest (or other financial measure), all as specified in the applicable pricing supplement.  During each period, you will receive on each interest payment date (as specified in the applicable pricing supplement) an amount equal to the fixed or floating rate of interest (or other financial measure), as applicable, times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case, assuming a calendar of twelve 30-day months, divided by 360.

If your note is a floating-to-fixed rate note, a return on your note (1) during the initial interest period at the floating rate of interest (or other financial measure), and (2) during the subsequent interest period, at the fixed rate of interest (or other financial measure), all as specified in the applicable pricing supplement.  During each period, you will receive on each interest payment date an amount equal to the floating or fixed rate of interest (or other financial measure), as applicable, times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case, assuming a calendar of twelve 30-day months, divided by 360.

If your note is an inverse floating rate note, an amount equal to a fixed rate of interest less the floating rate of interest (or other financial measure), each as specified in the applicable pricing supplement, times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360; provided, however, that the interest rate can never be less than 0.00%.

If your note is a leveraged note, an amount equal to the fixed or floating rate of interest (or other financial measure) times the leverage rate, each as specified in the applicable pricing supplement, times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360.

If your note is a range accrual note, an amount at the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement times a fraction, the numerator of which is the number of calendar days in the applicable interest period on which the reference rate is within the reference rate range, and the denominator of which is the total number of calendar days in the applicable interest period, in each case assuming a calendar of twelve 30-day months, divided by 360.  Unless otherwise specified in the applicable pricing supplement, the reference rate on any non-business day will be equal to the rate on the immediately preceding business day, and for the last four business days before each interest payment date, the reference rate will be determined by reference to its level on the fifth business day before such interest payment date.

If your note is a dual range accrual note, an amount at the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement, times a fraction, the numerator of which is the number of calendar days in the applicable interest period on which each of two specified reference rates are within the reference rate range(s), and the denominator of which is the total number of calendar days in the applicable interest period, in each case assuming a calendar of twelve 30-day months, divided by 360.  Unless otherwise specified in the applicable pricing supplement, the reference rates on any non-business day will be equal to the rates on the immediately preceding business day, and for the last four business days before each interest payment date, the reference rates will be determined by reference to their level on the fifth business day before such interest payment date.

If your note is a non-inversion range accrual note, an amount at the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement times a fraction, the numerator of which is the number of calendar days in the applicable interest period on which the high-side reference rate exceeded the low-side reference rate (each as defined below) by an amount equal to or above the minimum spread level (as defined below) specified in the applicable pricing supplement, and the denominator of which is the total number of calendar days in the applicable interest period, in each case assuming a calendar of twelve 30-day months, divided by 360.  Unless otherwise specified in the applicable pricing supplement, reference rate on any non-business day will be equal to the rate on the immediately preceding business day and, for the last four business days before each interest payment date, the low-side reference rate and the high-side reference rate will be determined by reference to their levels on the fifth business day before such interest payment date.

If your note is a leveraged steepener note, an amount equal to, during the initial interest period (if the applicable pricing supplement provides for an initial interest period), the initial rate of interest (or other financial measure) specified in the applicable pricing supplement (which will be a fixed rate), times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360.  During each subsequent interest period (or, if the applicable pricing supplement does not provide for an initial interest period, on each interest payment date during the term of the notes), you will receive an amount equal to the leverage factor times the difference between the high-side reference rate and the low-side reference rate (all as specified in the applicable pricing supplement), times the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, in each case assuming a calendar of twelve 30-day months, divided by 360; provided, however, that the interest rate can never be less than 0.00% and that the interest rate on any non-business day will be equal to the interest rate on the immediately preceding business day.

Payment at Maturity:	On the maturity date, you will receive the principal amount of your notes plus any accrued and unpaid interest.

Redemption:
If the applicable pricing supplement specifies that the notes are redeemable, we will redeem the notes at a price specified in the applicable pricing supplement plus accrued and unpaid interest to the redemption date on any payment date on or after the call effective date specified in the applicable pricing supplement.  If the applicable pricing supplement specifies that the notes are not redeemable, then we will not have the option to redeem your notes prior to maturity.  See “General Terms of the Notes — Redemption at the Option of the Bank; No Sinking Fund” below.

Put Option:
You will only have the right to require us to repurchase your notes prior to maturity if so specified in the applicable pricing supplement.  See “General Terms of the Notes — Repayment at the Option of the Holder” below.

Cap:
If the applicable pricing supplement specifies that the notes are “Capped,” the interest rate payable on your notes during any interest period will be the lesser of (a) the interest rate, determined as set forth in the pricing supplement and (b) the applicable Cap.  See “General Terms of the Notes — Cap” below.

Floor/Buffer:
If the applicable pricing supplement specifies that the notes are “Floored” or “Buffered,” the interest rate payable on your notes during any interest period will be the greater of (a) the interest rate, determined as set forth in the pricing supplement and (b) the applicable Floor or Buffer.  See “General Terms of the Notes — Floor/Buffer” below.

Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Book-Entry Procedures and Settlement” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless we specify otherwise in the applicable pricing supplement, the Bank.

Conflicts of Interest:	See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the accompanying prospectus and the relevant pricing supplement.  The information in the accompanying prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus and the relevant pricing supplement, before investing in the notes.

Risks Relating to the Notes in General

An Investment in the Notes Is Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

An investment in any of the notes, which are the Bank’s senior unsecured debt securities, is subject to our credit risk.  As a result, your receipt of each interest payment, if any, and the amount due on the maturity date is dependent upon the Bank’s ability to repay its obligations as of each payment date.  The existence of a trading market for, and the market value of, any of the notes may be impacted by market perception of our creditworthiness.  If market perception of our creditworthiness were to decline for any reason, the market value of your notes, and availability of the trading markets generally, may be adversely affected.  No assurance can be given as to what our financial condition will be at any time during the term of the notes, or at maturity.

The Interest Rate of Certain Types of Notes Is Not Certain for One or More Interest Periods, and May Be Zero or Very Low.

Except for any interest periods in which your notes will bear interest at a fixed rate, the interest rate for one or more interest periods during the term of the notes will not be known on the pricing date of your notes.  Depending on the terms set forth in the applicable pricing supplement, it is possible that the applicable interest rate for one or more interest periods may be 0%, or if the rate is above 0%, it may be substantially less than the rate of interest that we would pay on conventional debt securities with a comparable term.  You should carefully read the terms of the notes that will be set forth in the applicable pricing supplement and the information in this product prospectus supplement in order to determine the extent to which the interest rate on your notes during any period may be so limited.

Even if your yield on the notes is positive, and even if your notes have a specified fixed rate of interest for one or more interest periods, your total yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Bank with the same maturity date.  The return on your investment may not compensate you for the opportunity cost when you take into account factors, such as inflation, that affect the time value of money.

Depending on the terms of your notes, you should, therefore, be prepared to realize no return at maturity over the principal amount of your notes.

Your Notes May Be Subject to Early Redemption.

Depending upon the terms of your notes, we may have the right to redeem them, or the notes may be automatically redeemable under some circumstances.  If we have the right to redeem them, we will be more likely to do so as the rate of interest payable on your notes increases.  If we redeem your notes, depending on the market conditions at the time of redemption, you may not be able to reinvest the redemption proceeds in a security with a comparable return.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange. TD Securities (USA) LLC and other affiliates of the Bank may make a market for the notes; however, they are not required to do so.  TD Securities (USA) LLC or any other affiliate of the Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your notes:

•
Changes in the level of the reference rate(s).  For example, if you purchase range accrual notes, an increase in the level of the reference rate could cause a decrease in the market value of the notes because no interest will be payable on the notes if the reference rate is outside the reference rate range.  Conversely, a decrease in the level of the reference rate for the range accrual notes could cause an increase in the market value of the notes because interest will be payable (provided that the reference rate does not decrease below the lower end of the reference rate range).  However, if the level of the reference rate decreases and remains low, the likelihood of the notes being redeemed (if the notes are redeemable) would increase.  In all cases, the level of the reference rate itself will be influenced by complex and interrelated political, economic, financial and other factors that can affect the money markets generally and the London interbank market or other applicable market in particular.

•
Changes in U.S. interest rates.  In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

•	Volatility of the reference rate. Depending on the terms of your notes, if the size and frequency of fluctuations of the reference rate changes, the market value of the notes may decrease.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

For Certain Types of Notes, the Interest Rate Payable During the Initial Interest Period May Not Be Indicative of the Interest Rate Payable During Subsequent Interest Periods.

The interest rate of certain notes that we may offer with this product prospectus supplement, may be based on a different rate during the initial interest period than in subsequent interest periods.  In particular, during the interest period(s) where a fixed rate of interest (or other financial measure) applies, this fixed rate of interest (or other financial measure) may be higher than the floating rate of interest (or other financial measure) that will be applicable during subsequent interest period(s).  As noted above, the interest rate during the interest period where a floating rate of interest is applicable is uncertain and could be as little as 0.0%.

The Interest Rate on the Notes Will Be Limited if the Notes have a Maximum Interest Rate.

If the applicable pricing supplement specifies that your notes have a maximum interest rate, the interest rate payable on your notes during any period will be limited to the maximum rate specified in the applicable pricing supplement.  Therefore, the return you receive during any interest period may be less than what you would have received had you invested in a security that was not subject to a maximum interest rate.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) may incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

Trading Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes.

We or one or more affiliates may hedge our obligations under the notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the interest rate basis, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable interest rate basis.

These trading activities may present a conflict between the holders’ interest in the notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management.  These trading activities could be adverse to the interests of the holders of the notes.

The Notes May Be Subject to Write-Off, Write-Down or Conversion under Current and Proposed Canadian Resolution Powers.

The Canada Deposit Insurance Corporation, Canada’s resolution authority, was granted enhanced restructuring powers in 2009 to transfer certain assets and liabilities of a bank to a newly created “bridge bank” for such consideration as it determines in the event of a bank getting into distress, to facilitate a sale of the bank to another financial institution as a going concern, or failing that, to wind up the bridge bank. Upon exercise of such power, any remaining assets and liabilities would remain with the “bad bank,” which would be wound up. As such, in this scenario, any liabilities of the Bank, such as the notes, that remain with the “bad bank” may be effectively written off or subject to only partial repayment in the ensuing winding-up.

Moreover, in Canada’s budget released on March 21, 2013, the Canadian government announced a proposal to implement a “bail-in” regime for systemically important banks such as the Bank, whereby in the event that a systemically important bank depletes its capital, the bank can be recapitalized and returned to viability through the very rapid conversion of certain bank liabilities into regulatory capital. The bail-in regime would be consistent with key international standards such as the Financial Stability Board’s “Key Attributes of Effective Resolution Regimes for Financial Institutions” and would work alongside the existing regulatory capital regime. The details of Canada’s bail-in regime are not yet clear as the government first intends to consult stakeholders on how best to implement the regime. As a result, there is no clarity as to the type of a bank’s liabilities that may be subject to the regime when implemented,   whether there will be any grandfathering provisions in respect of any outstanding liabilities of a bank issued prior to the regime’s implementation, and the nature of the trigger for a bail-in conversion.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, decide the amount of your payment for any interest payment date on the notes. We will serve as the initial calculation agent. We may appoint a different calculation agent after the original issue date without notice to you. For additional information as to the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent.” The calculation agent will exercise its judgment when performing its functions and may take into consideration the Bank’s ability to unwind any related hedges. Since this discretion by the calculation agent may affect payments on the notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Historical Levels of a Reference Rate Should Not Be Taken as an Indication of the Future Levels of Such Reference Rate.

The historical performance of a reference rate, which may be included in the applicable pricing supplement, should not be taken as an indication of the future performance of such reference rate during the term of the notes.  Changes in the level of the reference rate will affect the trading price of the notes, but it is impossible to predict whether the level of the reference rate will rise or fall.

Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.

The U.S. tax treatment of the notes may be uncertain.  Specifically, for U.S. federal income tax purposes, the tax treatment of contingent notes with a term of one year or less is uncertain because there are no rules that specifically govern short-term contingent debt.  We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of the notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this product prospectus supplement.

In addition, because the tax disclosure in this product prospectus supplement has been prepared without regard to any particular offering of notes, the tax disclosure does not take into account the terms of any particular note.  The U.S. federal income tax consequences of a note with terms that are not consistent with the assumptions made in the section entitled “Tax Consequences — United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement may be significantly different from the anticipated tax treatment discussed in this document.  You should therefore not rely on the disclosure in the accompanying prospectus under “Tax Consequences — United States Taxation” and in this product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the applicable pricing supplement applicable to your notes indicates that you may so rely.  There may also be other features or terms of any specific offering of notes that will cause the tax section in this product prospectus supplement to be inapplicable to any specific offering of notes.

Please read carefully the section entitled “Tax Consequences — United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the notes, please see “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

U.S. Taxpayers Will be Required to Pay Taxes Each Year on Notes that Are Treated as Contingent Payment Debt Instruments and Notes that Are Issued with Original Issue Discount.

If the notes are subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes and the holder is a U.S. individual or taxable entity, that holder generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes, even though that holder may not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amounts a holder will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Any gain that may be recognized on the sale, redemption or maturity of such notes will generally be ordinary income.  Any loss that may be recognized upon the sale, redemption or maturity of such notes will generally be ordinary loss to the extent of the interest that the holder included as income in the current or previous taxable years in respect of the notes and thereafter will be capital loss.  The deductibility of capital losses is subject to limitations.

Similarly, if the notes are treated as issued with original issue discount, U.S. Holders (as defined in the accompanying prospectus under “Tax Consequences—United States Taxation”) will be required to accrue interest on the notes and pay tax accordingly, even though such holders may not receive any payments from us until maturity.

For further discussion, see the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that may be due under the notes.

Risks Relating to Floating Rate Notes

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Applicable Reference Rate.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in any reference rate, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any reference rate may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning any applicable reference rate from multiple sources, and you should not rely solely on views expressed by our affiliates.

The Method Used by the Publisher of a Reference Rate May Change in the Future.

The publisher of one or more of the reference rates for your notes may change the manner in which a reference rate is calculated.  Any such changes could occur after the issue date of your notes, and may decrease the amounts of the payments that you receive on the notes.  We will not have any obligation to compensate you for any reductions of this kind.

Floating Rates of Interest are Uncertain and Could be 0.0%.

If your notes are floating rate notes, no interest will accrue on the notes with respect to any interest period for which the applicable floating rate specified in the applicable pricing supplement is zero on the related interest rate reset date.  Floating interest rates, by their very nature, fluctuate, and may be as low as 0.0%. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term.  As a result, the return you receive on your notes may be less than a fixed rate security issued for a similar term by a comparable issuer.

Changes in Banks’ Inter-bank Lending Rate Reporting Practices or in the Methods Pursuant to which LIBOR and EURIBOR are Determined May Adversely Affect the Value of Notes that Bear Interest at Rates Based on LIBOR or EURIBOR.

Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to alleged manipulations of the calculation of the London Inter-bank Offered Rate (“LIBOR”) and the Euro Inter-bank Offered Rate (“EURIBOR”) across a range of maturities and currencies. Certain financial institutions that are member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the U.K. Financial Conduct Authority (“FCA”) and U.K. Prudential Regulatory Authority, a part of the Bank of England, in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, which is referred to as the “Wheatley Review.” The Wheatley Review made a number of recommendations for changes with respect to LIBOR and EURIBOR, including the introduction of statutory regulation of LIBOR that would enhance oversight of, and enforcement mechanisms for, rate-setting, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation and publication of borrowing rates, and the corroboration of submissions by transactional data. Based on the Wheatley Review, on March 25, 2013, the U.K. Financial Services Authority, a precursor to the FCA, published a policy statement on the regulation and supervision of benchmarks (the “FCA Policy Statement”). In particular, the FCA Policy Statement includes requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. Additionally, the U.K. government inserted provisions into the Financial Services Act 2012 to allow the regulation of benchmarking activities, including LIBOR. The FCA Policy Statement and Financial Services Act took effect in April 2013. On February 1, 2014, responsibility for the administration of LIBOR was transferred from the BBA to Intercontinental Exchange Benchmark Administration Ltd (“IBA”), a subsidiary of the Intercontinental Exchange Group.

In January 2013, the European Securities and Markets Authority (“ESMA”) and the European Banking Authority (“EBA”) published joint recommendations to reform the EURIBOR rate-setting methodology and to increase the transparency of the EURIBOR rate-setting process. The ESMA-EBA recommendations focused on improving governance functions and include appointing independent members to the EURIBOR Steering Committee, expanding back-testing and quality review of EURIBOR submissions, improving and reinforcing the code of conduct and governance standards of EURIBOR-EBF, the administrator of the EURIBOR benchmarks, and expanding EURIBOR-EBF’s internal audit and recordkeeping functions.

It is not possible to predict the effect of changes in the methods pursuant to which the LIBOR and EURIBOR rates are determined and any other reforms to LIBOR and EURIBOR that will be enacted in the United Kingdom, Europe and elsewhere, each of which may adversely affect the trading market for LIBOR- and EURIBOR-based securities, including any notes that bear interest at rates based on LIBOR or EURIBOR. In addition, any changes announced by the FCA, IBA, ESMA, EBA, EURIBOR-EBF or the EURIBOR Steering Committee, or future changes adopted by such bodies, in the method pursuant to which the LIBOR and EURIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR and EURIBOR rates. If that were to occur, and to the extent that the value of any notes that bear interest at rates based on LIBOR or EURIBOR is affected by reported LIBOR or EURIBOR rates, the amount of interest payable under and the value of such notes may be affected. Notwithstanding progress in the adoption of the Wheatley Review, FCA Policy Statement and ESMA-EBA reform recommendations, any uncertainty as to the extent and manner in which the these recommendations will continue to be adopted and the timing of further changes may adversely affect the current trading market for LIBOR- and EURIBOR-based securities and the value of any notes that bear interest at rates based on LIBOR or EURIBOR.

Risks Relating to Range Accrual Notes, Dual Range Accrual Notes and Non-Inversion Range Accrual Notes

For range accrual notes, dual range accrual notes and non-inversion range accrual notes, because the applicable reference rate(s) for the last five business days of an interest period , unless otherwise specified in the applicable pricing supplement, will be the reference rate(s) on the ending reference rate date (as defined below), if the reference rate(s) on that date is (are) outside the reference rate range(s), you will not receive any interest in respect of those five days, unless otherwise specified in the applicable pricing supplement, even if the reference rate(s), if actually calculated on any of those days, would be within the reference rate range(s).

Risks Relating to Notes Linked to the Consumer Price Index (the “CPI”)

If the interest rate on your notes is linked to the CPI, the level of the CPI may decrease during periods of little or no inflation (and will decrease during periods of deflation).  In such a case, the interest rate on your notes during any interest period may be small, and may even be 0.00% (but can never be less than 0.00%).

The CPI Itself and the Method by which the Bureau of Labor Statistics of the U.S. Bureau of Labor Statistics (“BLS”) Calculates the CPI May Change In the Future.  If the interest rate on your notes is linked to the CPI, the BLS may change the method by which it calculates the CPI, which could affect the level of the CPI used to calculate the interest rate (or, if applicable, determine whether the CPI is within the reference rate range) applicable to your notes.  In particular, changes in the way the CPI is calculated could reduce the level of the CPI, which, if the interest rate on your notes is a floating rate of interest linked to the CPI, will result in lower interest payments during the applicable interest period(s), and in turn reduce the market value of the notes.

Consumer Prices May Change Unpredictably, Affecting the Level of the CPI and the Market Value of the Notes in Unforeseeable Ways.  Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates.  These factors may affect the level of the CPI and the market value of the notes in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates.

Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note — e.g., a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency — you should consult your own financial and legal advisors as to the currency risks entailed by your investment.  Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

An Investment in a Non-U.S. Dollar Note Involves Currency-Related Risks.

An investment in a non-U.S. dollar note may entail significant risks that may not be associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency.  These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by foreign governments.  These risks generally depend on factors over which we have no control, such as economic, military and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable.

Rates of exchange between the U.S. dollar and other currencies have been volatile, and this volatility may continue and perhaps spread to other currencies in the future.  Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in a specified currency other than U.S. dollars.  Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. market value of your note, including the principal payable at maturity.  That in turn could cause the market value of the note to fall.  Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non-U.S. Dollar Note.

Foreign currency exchange rates can either float or be fixed by sovereign governments.  From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies.  Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing non-U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions.  Even in the absence of governmental action directly affecting currency exchange rates, political, military or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency.  These changes could affect the value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date.  In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Information About Exchange Rates May Not Be Indicative of Future Performance.

If we issue a non-U.S. dollar note, we may include in the applicable pricing supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies.  Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.  That rate will likely differ from the exchange rate used under the terms that apply to a particular note.  In addition, the historical relationship between the U.S. dollar and the specified non-U.S. currency may not be an accurate proxy for the historical relationship between your own principal currency and that currency.

In a Lawsuit for Payment on a Non-U.S. Dollar Note, an Investor May Bear Foreign Currency Exchange Risk.

The notes will be governed by New York law.  Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a foreign currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.  Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.  You will therefore be exposed to currency risk with respect to both the U.S. dollar and, if applicable, the foreign currency.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars.  For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars.  The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Non-U.S. Dollar Notes Will Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency.

Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment.  These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets.  If we make payment in U.S. dollars, the exchange rate we will use, unless otherwise specified in the applicable pricing supplement, will be based on the most recently available noon buying rate in New York City for cable transfers of the other currency, available from the Federal Reserve Bank of New York.  The most recently available rate may be for a date substantially before the payment date.  A determination of this kind may be based on limited information and would involve significant discretion on the part of the exchange rate agent, as specified in the applicable pricing supplement.  As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero.

In addition, the unavailability of the specified non-U.S. currency will expose you to currency risks with respect to the U.S. dollar which would not have existed had the specified non-U.S. currency been available.

We Will Not Adjust Any Notes to Compensate for Changes in Foreign Currency Exchange Rates.

Except as set forth in the applicable pricing supplement, we will not make any adjustment or change in the terms of any note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency or any other currency.  Consequently, investors in notes will bear the risk that their investment may be adversely affected by these types of events.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the sections entitled “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Information in the Pricing Supplement

Your pricing supplement will describe all relevant terms of your note not described in this product prospectus supplement or the accompanying prospectus, including one or more of the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•
whether your note is a fixed rate note, a floating rate note, a fixed-to-floating rate note, a floating-to-fixed rate note, an inverse floating rate note, an accrual note, a range accrual note, a dual range accrual note, a non-inversion range accrual note, a leveraged note, a leveraged steepener note or a step up note;

•
if your note is a fixed rate note, an accrual note, a step-up note or a note that bears a fixed rate of interest with respect to an interest period (which may be a fixed-to-floating rate note, a floating-to-fixed rate note, a range accrual note, a dual range accrual note, a non-inversion range accrual note, a leveraged note or a leveraged steepener note), the annual rate at which your note will bear interest, if any, and the interest payment dates;

•
if your note is a floating rate note, a fixed-to-floating rate note, a floating-to-fixed rate note, an inverse floating rate note, a range accrual note, a dual range accrual note, a non-inversion range accrual note, a leveraged note or a leveraged steepener note, the reference rate(s) applicable to such note, which may be one or more of the reference rates described in “— Interest Rates — Floating Rate Notes” below; any applicable spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “— Interest Rates — Floating Rate Notes” below;

•	if your note is an original issue discount note, the yield to maturity;

•
if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

•	if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

•	any special Canadian or U.S. federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

•	the use of proceeds, if different than those discussed in this product prospectus supplement; and

•	any other terms of your note, which could be different from those described in this product prospectus supplement or the accompanying prospectus.

General

In addition to the terms described on the front and inside cover of this product prospectus supplement, the following general terms will apply to the notes, including your notes.

Original Issue Discount Notes

A note offered under this product prospectus supplement may be an original issue discount note.  A note of this type is issued at a price lower than its principal amount and may provide for an amount payable upon redemption or acceleration of maturity that is less than the note’s stated principal amount.  An original issue discount note may also be a zero-coupon note.  A note issued at a discount to its principal may be considered for U.S. federal income tax purposes as issued with original issue discount, regardless of the amount payable upon redemption or acceleration of maturity.  See the section entitled “Tax Consequences — United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement for a brief description of the U.S. federal income tax consequences of owning a note issued with original issue discount.

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments of principal and interest will be made in U.S. dollars (“$”).

No Listing

Unless otherwise disclosed in the applicable pricing supplement, your notes will not be listed on any securities exchange or included in any interdealer market quotation system.

Cap

If the applicable pricing supplement specifies that the notes are “Capped,” the interest rate payable on your notes during any interest period will be limited to the Cap specified in the applicable pricing supplement.

Floor/Buffer

If the applicable pricing supplement specifies that the notes are “Floored” or “Buffered,” the interest rate payable on your notes during any interest period will be no less than the Floor or Buffer specified in the applicable pricing supplement.

Market-Making Transactions

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale.  A market-making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder.  A market-making transaction in a particular note occurs after the original sale of the note.  For more information regarding market-making transactions, see “Plan of Distribution — Market-Making Resales By the Bank and its Affiliates” in the accompanying prospectus.

Please note that the information about the settlement or pricing date, issue price discounts or commissions and net proceeds to the Bank in the applicable pricing supplement relates only to the initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Redemption at the Option of the Bank; No Sinking Fund

If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date specified in the applicable pricing supplement or on the dates specified in the applicable pricing supplement in whole, unless otherwise specified in the applicable pricing supplement, in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof will be at least US$2,000 or other minimum authorized denomination applicable thereto), at the redemption price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of redemption.  Unless we specify otherwise in the applicable pricing supplement, we must give written notice to registered holders of the particular notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof will be at least US$2,000 or other minimum authorized denomination applicable thereto), at the repayment price or prices specified in that pricing supplement, together with unpaid interest accrued thereon to the date of repayment.  A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the applicable trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the depositary and forwarded by the depositary to the trustee.  Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes.  Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as aforesaid.  In order to ensure that these instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day.  Different firms may have different deadlines for accepting instructions from their customers.  Accordingly, beneficial owners should consult their participants for the respective deadlines.  In addition, at the time repayment instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the applicable trustee.

If applicable, we will comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise.  Notes so purchased by us may, at our discretion, be held, resold or surrendered to the applicable trustee for cancellation.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:

•	the default amount payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below; and

•	a business day for your notes will have the meaning described under “— Interest Rates — Special Rate Calculation Terms” below.

Please note that the information about the settlement or pricing date, issue price discounts or commissions and net proceeds to the Bank in the relevant pricing supplement relates only to the initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

At maturity, unless otherwise set forth in the applicable pricing supplement, you will receive the principal amount of your notes, plus accrued and unpaid interest, if any, as described under “—Interest Payments” below.

Maturity Date

The maturity date will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day.  No interest will accrue past the maturity date specified in the relevant pricing supplement.

Interest

Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid.  We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”).

Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date.  The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date.  Unless otherwise specified in the applicable pricing supplement, the “regular record date” will be the fifteenth calendar day, whether or not a “business day,” immediately preceding the related interest payment date.  “Business day” is defined below under “— Interest Rates — Special Rate Calculation Terms.”  If the applicable pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each interest payment date as well as the maturity date for your notes.  For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day. In the case of a fixed rate note, the payment will be made without additional accrued interest from the original due date as if it was paid on the original due date. In the case of a floating rate note, interest will accrue to but excluding that next succeeding business day. However, if the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day, and interest will accrue to but excluding that next preceding business day. The term “business day” with respect to your note may have a different meaning than it does for other notes.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note.

Fixed Rate Notes

Unless otherwise specified in the applicable pricing supplement, the following will apply to (1) fixed rate notes, accrual notes and step up notes and (2) the fixed rate component of any notes that may also be linked to one or more floating rates of interest, including fixed-to-floating rate notes, floating-to-fixed rate notes, range accrual notes, dual range accrual notes, non-inversion range accrual notes, leveraged notes and leveraged steepener notes.  The applicable pricing supplement will specify the interest payment dates for a fixed rate note as well as the maturity date.  References to “fixed rate notes” in this section shall also refer to (1) accrual notes and step up notes and (2) the fixed rate component of fixed-to-floating rate notes, floating-to-fixed rate notes, range accrual notes, dual range accrual notes, non-inversion range accrual notes, leveraged notes and leveraged steepener notes.  Unless otherwise specified in the applicable pricing supplement, interest, if any, on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed.

If any interest payment date, redemption date, repayment date or maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated.  These terms appear in bold, italicized type the first time they appear, and we define these terms in “— Special Rate Calculation Terms” at the end of this subsection.

Unless otherwise specified in the applicable pricing supplement, the following will apply to notes that may be linked to one or more floating rates of interest, including floating rate notes, fixed-to-floating rate notes, floating-to-fixed rate notes, inverse floating rate notes, range accrual notes, dual range accrual notes, non-inversion range accrual notes, leveraged notes and leveraged steepener notes.  References to “floating rate notes” in this section shall also refer to fixed-to-floating rate notes, floating-to-fixed rate notes, inverse floating rate notes, range accrual notes, dual range accrual notes, non-inversion range accrual notes, leveraged notes and leveraged steepener notes.

Reference Rates.  We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following reference rates:

•	commercial paper rate;

•	U.S. prime rate;

•	LIBOR;

•	EURIBOR;

•	Treasury rate;

•	CMT rate;

•	CD rate;

•	CMS rate;

•	CPI; and/or

•	federal funds rate.

We describe each of the above reference rates in further detail below in this subsection.  If you purchase a floating rate note, your pricing supplement will specify the reference rate that applies to your note (which may or may not be one of the reference rates described below).  In the event of a conflict between the applicable pricing supplement and this product prospectus supplement, the applicable pricing supplement will control.

Index Maturity.  The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

Calculation of Interest.  Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose.  Unless we specify otherwise in the applicable pricing supplement, we will serve as the initial calculation agent for the notes.  We may appoint a different institution to serve as calculation agent from time to time without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period — that is, the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the next interest payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. Unless otherwise specified in the applicable pricing supplement, the accrued interest factor will equal the sum of the interest factors calculated for each day during the interest period, except for range accrual notes, dual range accrual notes and non-inversion range accrual notes, in which case the accrued interest factor will equal the sum of the interest factors calculated for each day during the interest period on which the applicable reference rate or rates satisfy the condition(s) specified in the applicable pricing supplement. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable pricing supplement.

Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect. If the calculation agent determines the interest rate on an interest determination date, then such interest rate will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the reference rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include our affiliates.

Initial Interest Rate.  For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the applicable pricing supplement.

Spread or Spread Multiplier.  In some cases, the reference rate for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the reference rate by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates.  The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate — i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate — i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application and the Criminal Code (Canada). Under New York law as in effect on the date of this product prospectus supplement, the maximum rate of interest, with some exceptions, for any loan in an amount less than US$250,000 is 16% per year on a simple interest basis; for any loan in the amount of US$250,000 or more but less than US$2,500,000 the maximum rate of interest is 25% per year on a simple interest basis; and for any loan in excess of US$2,500,000, there is no limit on the maximum rate of interest, except for the Criminal Code (Canada), which limits the rate to 60%.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates.  The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Unless we specify otherwise in the applicable pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of each of four months of each year as indicated in the applicable pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of the month indicated in the applicable pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as indicated in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. However, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. If a treasury bill auction will be held on any day that would otherwise be a reset date for a treasury note, then that reset date will instead be the business day immediately following that auction date.

Interest Determination Dates.  The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Unless we specify otherwise in the applicable pricing supplement:

•
for commercial paper rate, federal funds rate and U.S. prime rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date;

•
for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the notes are denominated in pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date;

•
for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date;

•
for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills — i.e., direct obligations of the U.S. government — would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the following Tuesday or preceding Friday, that Tuesday or Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

•
for CD rate notes, CMT rate notes, CMS rate notes and CPI notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date.

The interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more reference rates, will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each reference rate is determinable.

Interest Calculation Dates.  As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless we specify otherwise in the applicable pricing supplement, the interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates.  The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of the four months of each year specified in the applicable pricing supplement;

•	for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day, and interest will accrue to but excluding that next succeeding business day. However, if the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day, and interest will accrue to but excluding that next preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at the interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in the applicable pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date under the heading “Commercial Paper — Nonfinancial.”

If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading “Commercial Paper — Nonfinancial” or any other recognized electronic source used for displaying that rate.

•
If the rate described above does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity specified in the applicable pricing supplement and is placed for a non-financial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•
If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Notes

If you purchase a U.S. prime rate note, your note will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the U.S. prime rate will be the rate or base lending rate, for the relevant interest determination date, published in H.15(519) by 3:00 p.m., New York City time, opposite the heading “Bank Prime Loan.”

If the U.S. prime rate cannot be determined as described above, the following procedures will apply:

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 Daily Update under the heading “Bank Prime Loan,” or another recognized electronic source used for the purpose of displaying that rate.

•
If the rate described above does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on the Reuters Screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•
If fewer than four rates appear on the Reuters Screen US PRIME 1 page on the relevant interest calculation date, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•
If fewer than three banks selected by the calculation agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

If you purchase a LIBOR note, your note will bear interest at an interest rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as noted in the applicable pricing supplement. In addition, when LIBOR is the reference rate the applicable LIBOR rate will be adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, LIBOR will be determined in the following manner:

•
LIBOR will be the London interbank offered rate appearing on the Reuters Page LIBOR01 as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits in the relevant index currency having the relevant index maturity specified in the applicable pricing supplement, beginning on the relevant interest reset date.

•
If Reuters Page LIBOR01 applies and the rate described above does not appear on that page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits in the index currency having the relevant index maturity specified in the applicable pricing supplement, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations provided.

•
If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the applicable principal financial center, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity designated in the applicable pricing supplement, beginning on the relevant interest reset date and in a representative amount.

•
If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase a EURIBOR note, your note will bear interest at an interest rate equal to the interest rate for deposits in euro, designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, when EURIBOR is the reference rate the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, EURIBOR will be determined in the following manner:

•
EURIBOR will be the offered rate for deposits in euros having the index maturity specified in the applicable pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Reuters Screen EURIBOR01 page as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•
If the rate described above does not appear on Reuters Screen EURIBOR01 page, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity specified in the applicable pricing supplement, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•
If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity specified in the applicable pricing supplement, beginning on the relevant interest reset date, and in a representative amount.

•
If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the treasury rate will be the rate for the most recent auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in the applicable pricing supplement, as that rate appears on Reuters Screen USAUCTION 10/11 by 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “INVEST RATE”. For purposes of this product prospectus supplement, “Reuters Screen USAUCTION 10/11” means the display on the Reuters (or any successor service) pages designated as “USAUCTION 10” or “USAUCTION 11” or any other page that replaces the applicable page on that service for the purpose of displaying the rate for the most recent auction of treasury bills.

If the treasury rate cannot be determined in this manner, the following procedures will apply:

•
If the rate described above does not appear on Reuters Screen USAUCTION 10/11 page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 Daily Update, under the heading “U.S. government securities/treasury bills (secondary market),” or another recognized electronic source used for displaying that rate. The rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•
If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury. The auction rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•
If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading “U.S. government securities/treasury bills (secondary market)” or in another recognized electronic source used for the purpose of displaying that rate. The rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

•
If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update under the heading “U.S. government securities/treasury bills (secondary market),” or another recognized electronic source used for displaying that rate.

•
If the rate described in the prior paragraph does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•
If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

If you purchase a CD rate note, your note will bear interest at an interest rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “CDs (Secondary Market).”

If the CD rate cannot be determined in this manner, the following procedures will apply.

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement, as published in H.15 Daily Update, under the heading “CDs (secondary market)” or another recognized electronic source used for displaying that rate.

•
If the rate described above does not appear in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks of the highest credit rating standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•
If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CMT rate on the relevant interest determination date will be the following rate displayed on the designated CMT Reuters page by 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date, under the heading “Constant Maturity/treasury” under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is FRBCMT, the rate for the relevant interest determination date; or

•
if the designated CMT Reuters page is FEDCMT, the weekly or monthly average, as specified in the applicable pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•
If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable, as published in H.15(519).

•
If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters page and published in H.15(519).

•
If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three leading primary U.S. government securities dealers in New York City (each, a “reference dealer”) selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these reference dealers and will disregard the highest quotation — or, if there is equality, one of the highest quotations — and the lowest quotation — or, if there is equality, one of the lowest quotations. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

•
If three or four of these reference dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•
If the calculation agent is unable to obtain three treasury note quotations, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity of the number of years that is the next highest to the index maturity and a remaining term to maturity closest to the index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three reference dealers selected by the calculation agent.

•
If two treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain from three reference dealers selected as described above quotations for the treasury notes with the shorter remaining term to maturity.

•
If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Notes

If you purchase a CMS rate note, your note will bear interest at an interest rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the CMS rate will be the rate for U.S. dollar swaps with a maturity for a specified number of years, expressed as a percentage in the applicable pricing supplement, which appears on the Reuters Screen ISDAFIX1 page as of 11:00 a.m., New York City time, on the interest rate determination date.

If the CMS rate cannot be determined as described above, the following procedures will be used:

•
If the applicable rate described above is not displayed on the relevant designated CMS Reuters page by 11:00 a.m., New York City time, on the interest rate determination date, then the CMS rate will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at 11:00 a.m., London time, on the interest rate determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the maturity designated in the applicable pricing supplement commencing on that interest rate determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, as such rate may be determined in accordance with the provisions set forth under “—LIBOR Notes” with an index maturity of three months. The calculation agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate.  If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•
If at least three quotations are provided, the CMS rate for the interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations, or, in the event of equality, one of the highest and one of the lowest quotations.

•
If fewer than three leading swap dealers selected by the calculation agent are quoting as described above, the CMS rate will remain the CMS rate in effect on that interest rate determination date or, if that interest rate determination date is the first reference rate determination date, the initial interest rate.

CPI Notes

If you purchase a CPI note, your note will bear interest at an interest rate equal to the CPI and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement. The applicable pricing supplement also may specify a Floor or Cap, but the interest rate can never be less than 0.00%.

Unless we specify otherwise in the applicable pricing supplement, the Consumer Price Index (“CPI”) is the non-revised index adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the U.S. Bureau of Labor Statistics (“BLS”) and published on Bloomberg CPURNSA or any successor service.  The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the CPI, the prices of the various items included in the fixed market basket are averaged together with weights that represent their importance in the spending of urban households in the United States.  The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns.  The CPI is expressed in relative terms in relation to a time base reference period for which the level was set to 100.0.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable pricing supplement.

Unless we specify otherwise in the applicable pricing supplement, the federal funds rate will be the rate for U.S. dollar federal funds as of the relevant interest determination date, as published in H.15(519) under the heading “Federal Funds (Effective),” as that rate is displayed on Reuters Screen FEDFUNDS1 prior to 3:00 p.m., New York City time, on the calculation date pertaining to the relevant interest determination date.

If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•
If the rate described above is not displayed on Reuters Screen FEDFUNDS1 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, as of the relevant interest determination date, will be the rate described above as published in H.15 Daily Update, under the heading “Federal Funds (Effective),” or another recognized electronic source used for displaying that rate.

•
If the rate described above is not displayed on Reuters Screen FEDFUNDS1 and does not appear in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the business day following the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•
If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms

In this subsection entitled “— Interest Rates,” we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =	D x N 360 − (D x M)	x 100

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•
for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto;

•
if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center;

•	if the note is a LIBOR note, is also a London business day; and

•	if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a euro business day.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in the applicable pricing supplement.

The term “designated CMT Reuters page” means the Reuters (or any other successor service) page specified in the applicable pricing supplement (or any other page that replaces that page on that service) that displays treasury constant maturities as reported in H.15(519). If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT for the most recent week. If Reuters page FEDCMT applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519) Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/ or any successor site or publication.

The term “index currency” means, with respect to a LIBOR note, the currency, including composite currencies, specified as such in the applicable pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable pricing supplement.

“London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield =	D x 360 360 − (D x M)	x 100

where

“D” means the annual rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” (or any successor service) (or such other page on that service as may replace Page LIBOR01 or any successor service as may be nominated by the British Banker’s Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Reuters Screen FEDFUNDS1” means the display on the Reuters (or any successor service) FEDFUNDS1 page under the heading “EFFECT” (or any other page that replaces that page on that service for the purpose of displaying the federal funds (effective) as reported in H.15(519).

“Reuters Screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

“Reuters page” means the display on Reuters 3000 Xtra, or any successor service, on the page or pages specified in this product prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

If, when we use the terms “designated CMT Reuters page,” “H.15(519),” “H.15 Daily Update,” “Reuters Screen US PRIME 1 page,” “Reuters Page LIBOR01” or “Reuters page,” or we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Interest Payments

General

The notes, other than accrual notes, will bear interest from and including each interest payment date (or the issuance date of the notes, as applicable) to but excluding the following interest payment date (or the maturity date or redemption date of the notes, as applicable) (each, an “interest period”) calculated in accordance with the applicable formula below.

Accrual Notes

Accrual notes do not pay interest during the term of the note.  Interest compounds on the basis stated in the applicable pricing supplement at a rate calculated as follows:

Interest rate	=	R x	(	N 360)
Where:

“R” is the reference rate (which will be a fixed rate) specified in the applicable pricing supplement; and

“N” is the total number of calendar days from and including the first date in the compounding period (or, in the case of the initial compounding period, the issue date) to but excluding the end of the compounding period (or, in the case of the final compounding period, the maturity date), assuming a calendar of twelve 30-day months.

Fixed Rate Notes

Interest rate	=	R x	(	N 360)
Where:

“R” is the reference rate (which will be a fixed rate) specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Step Up Notes

Interest rate	=	R x	(	N 360)

Where:

“R” is the reference rate (which will be a fixed rate) for that interest period as specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Floating Rate Notes

Interest rate	=	R x	(	N 360)
Where:

“R” is the reference rate (which will be a floating rate) specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Fixed-to-Floating Rate Notes

During the initial interest period:

Interest rate	=	R1 x	(	N 360)

During the subsequent interest period:

Interest rate	=	R2 x	(	N 360)
Where:

“R1” is the reference rate (which will be a fixed rate of interest) specified in the applicable pricing supplement;

“R2” is the reference rate (which will be a floating rate of interest or other financial measure) specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Floating-to-Fixed Rate Notes

During the initial interest period:

Interest rate	=	R1 x	(	N 360)

During the subsequent interest period:

Interest rate	=	R2 x	(	N 360)
Where:

“R1” is the reference rate (which will be a floating rate of interest or other financial measure) specified in the applicable pricing supplement;

“R2” is the reference rate (which will be a fixed rate of interest) specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Inverse Floating Rate Notes

Interest rate	=	(F – R) x	(	N 360)
Where:

“F” is the fixed rate of interest specified in the applicable pricing supplement;

“R” is the reference rate (which will be a floating rate) specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

The interest rate for an inverse floating rate note can never be less than 0.00%.

Leveraged Notes

Interest rate	=	R x L x	(	N 360)
Where:

“R” is the reference rate (which will be a fixed or floating rate of interest) specified in the applicable pricing supplement;

“L” is the leverage rate specified in the applicable pricing supplement; and

“N” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

Range Accrual Notes

Interest rate	=	R x	(	N D	)
Where:

“R” is the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement for that interest period;

“N” is the total number of calendar days in the applicable interest period on which the reference rate is within the reference rate range; provided, however, that the reference rate on any non-business day will be equal to the reference rate (as defined below) on the immediately preceding business day; and provided further, that the reference rate for any day from and including the fifth business day preceding the related interest payment date for any interest period will be the reference rate as in effect on the ending reference rate date; and

“D” is the total number of calendar days in the applicable interest period.

The “ending reference rate date” for any interest period and with respect to an interest payment date is the fifth business day preceding such interest payment date (or the maturity date or redemption date of the notes, as applicable).

The “reference rate” will be the rate specified in the applicable pricing supplement.

The “reference rate range” will be specified in the applicable pricing supplement.

“N” will not increase with respect to any day on which the reference rate are not within the reference rate range.  Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Dual Range Accrual Notes

Interest rate	=	R x	(	N D	)
Where:

“R” is the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement for that interest period;

“N” is the total number of calendar days in the applicable interest period on which each of two specified reference rates are within the reference rate range(s); provided, however, that the reference rates on any non-business day will be equal to the reference rates on the immediately preceding business day; and provided further, that the reference rates for any day from and including the fifth business day preceding the related interest payment date for any interest period will be the reference rates as in effect on the ending reference rate date (as defined below); and

“D” is the total number of calendar days in the applicable interest period.

The “ending reference rate date” for any interest period and with respect to an interest payment date is the fifth business day preceding such interest payment date (or the maturity date or redemption date of the notes, as applicable).

The “reference rates” will be the rates specified in the applicable pricing supplement.

The “reference rate range(s)” will be specified in the applicable pricing supplement.

“N” will not increase with respect to any day on which the reference rates are not within the reference rate range(s).  Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Non-Inversion Range Accrual Notes

Interest rate	=	R x	(	N D	)
Where:

“R” is the fixed or floating rate of interest (or other financial measure) specified in the applicable pricing supplement for that interest period;

“N” is the total number of calendar days in the applicable interest period on which the high–side reference rate exceeded the low-side reference rate by an amount equal to or above minimum spread level specified in the applicable pricing supplement; provided, however, that the reference rate on any non-business day will be equal to the reference rate on the immediately preceding business day; and provided further, that for the last four business days before such interest payment date, the low-side reference rate and the high-side reference rate will be determined by reference to their levels on the ending reference rate date; and

“D” is the total number of calendar days in the applicable interest period.

The “ending reference rate date” for any interest period and with respect to an interest payment date is the fifth business day preceding such interest payment date (or the maturity date or redemption date of the notes, as applicable).

The “reference rate” will be the rate specified in the applicable pricing supplement.

“N” will not increase with respect to any day on which the high-side reference rate does not exceed the low-side reference rate.  Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Leveraged Steepener Notes

During the initial interest period (if the applicable pricing supplement provides for an initial interest period):

Interest rate	=	R1 x	(	N1)
360

During subsequent interest periods (or, if the applicable pricing supplement does not provide for an initial interest period, on each interest payment date during the term of the notes):

Interest rate	=	R2 x (H - L) x	(	N2)
360

Where:

The interest rate can never be less than 0.00%, but may be subject to a Cap;

“R1” is the reference rate (which will be a fixed rate of interest) specified in the applicable pricing supplement;

“R2” is the leverage factor (or other financial measure) specified in the applicable pricing supplement;

“H” is the high-side reference rate (which will be a floating rate of interest) specified in the applicable pricing supplement, set five business days prior to the beginning of the interest period;

“L” is the low-side reference rate (which will be a floating rate of interest) specified in the applicable pricing supplement, set five business days prior to the beginning of the interest period;

“N1” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months; and

“N2” is the actual number of calendar days from and including the last interest payment date (or the date of issue, for the initial interest period) to but excluding the next interest payment date or the maturity date, as the case may be, assuming a calendar of twelve 30-day months.

The “ending reference rate date” for any interest period and with respect to an interest payment date is the fifth business day preceding such interest payment date (or the maturity date or redemption date of the notes, as applicable).

The “reference rate” will be the rate specified in the applicable pricing supplement.

The “reference rate range” will be specified in the applicable pricing supplement.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay to you on the acceleration date, unless otherwise set forth in the applicable pricing supplement, your principal amount, together with accrued and unpaid interest through the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the reference rate and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Unless we specify otherwise in the applicable pricing supplement, we will serve as the initial calculation agent for the notes.  We may appoint a different institution to serve as calculation agent from time to time without your consent and without notifying you of the change.

Form, Exchange and Transfer

Unless we specify otherwise in the applicable pricing supplement, the notes will be issued:

•	only in fully-registered form;

•	without interest coupons; and

•	in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

If a note is issued as a registered global note, only the depositary — e.g., DTC, Euroclear and Clearstream, each as defined under “Book-Entry Procedures and Settlement” in the accompanying prospectus — will be entitled to transfer and exchange the note as described in this subsection because the depositary will be the sole registered holder of the note and is referred to below as the “holder.”  Those who own beneficial interests in a global note do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed by the applicable procedures of the depositary and its participants.  We describe book-entry procedures under “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Holders of notes issued in fully-registered form may have their notes broken into more notes of smaller denominations of not less than US$2,000, or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.  This is called an exchange.

To the extent the notes are certificated, holders may exchange or register the transfer of notes at the office of the trustee.  Notes may be transferred by endorsement. Holders may also replace lost, stolen or mutilated notes at that office.  The trustee acts as our agent for registering notes in the names of holders and registering the transfer of notes.  We may change this appointment to another entity or perform it ourselves.  The entity performing the role of maintaining the list of registered holders is called the security registrar.  It will also record transfers.  The trustee may require an indemnity before replacing any notes.

Holders will not be required to pay a service charge to register the transfer or exchange of notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer.  The registration of a transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the applicable pricing supplement.  We may cancel the designation of any particular transfer agent.  We may also approve a change in the office through which any transfer agent acts.

If the notes are redeemable and we redeem less than all of the notes of a particular series, we may block the registration of transfer or exchange of notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders entitled to receive the mailing.  We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit registration of transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day (the “record date”) in advance of each due date for interest, even if that person no longer owns notes on the interest due date.  Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date.  The most common manner is to adjust the sale price of the securities to prorate interest fairly between buyer and seller.  This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the City of New York.  That office is currently located at 101 Barclay Street, New York, NY 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office.  These offices are called paying agents.  We may also choose to act as our own paying agent or choose one of our subsidiaries to do so.  We must notify holders of changes in the paying agents for any particular series of notes.

Conversion or Exchange of Notes

If and to the extent mentioned in the applicable pricing supplement, any notes may be optionally or mandatorily convertible or exchangeable for stock or other securities of the Bank or another entity or entities, into the cash value therefor or into any combination of the above.  The specific terms on which any notes series may be so converted or exchanged will be described in the applicable pricing supplement.  These terms may include provisions for conversion or exchange, either mandatory, at the holder’s option or at our option, in which case the amount or number of securities the note holders would receive would be calculated at the time and manner described in the applicable pricing supplement.

Notices

We and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the trustee’s records.  With respect to who is a registered “holder” for this purpose, see “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the reference rate, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” in the applicable notes or in an addendum relating to the applicable notes and, in each case, in the applicable pricing supplement.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments linked to the applicable reference rate(s) prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.  We or our affiliates may close out our or their hedge on or before the maturity date.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to Your Notes — Risks Relating to the Notes in General — Trading Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes” in this product prospectus supplement for a discussion of these adverse effects.

HISTORICAL REFERENCE RATE INFORMATION

We may provide historical information on the applicable reference rate(s) in the relevant pricing supplement.  You should not take any such historical information concerning the reference rate(s) as an indication of the future levels of such rates.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning notes under “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “Tax Consequences – United States Taxation” in the accompanying prospectus, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. For example, unless stated otherwise, the discussion below assumes that interest will be payable on your notes at least annually and at fixed intervals.  In addition, the discussion below assumes that any floating rate of interest that is paid with respect to the notes is determined using a single fixed formula that is based on objective financial or economic information that is not unique to the circumstances of, or within the control of the Bank (other than the credit quality of the Bank) and that any caps or floors on any variable rate of interest payable with respect to the notes are fixed throughout the term of the notes.  Further, apart from the case of accrual notes and notes that are treated as contingent payment debt instruments, as described below, this disclosure assumes that the notes are issued at par.  The U.S. federal income tax consequences of a note with terms that are not consistent with the assumptions made in this section may be significantly different from the tax consequences discussed below. There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the accompanying prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to U.S. Holders (as defined in the accompanying prospectus). Except as otherwise noted below, the following section applies only to holders that purchase notes upon original issuance and who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The following section is the opinion of Morrison & Foerster LLP, special U.S. federal income tax counsel to the Bank.  The U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes will exceed one year, or (ii) the term of your notes will not exceed one year.  Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.  In addition, the following discussion assumes that the notes are denominated in U.S. dollars and that any non-interest rate financial measure from which the amount of interest is paid or accrued with respect to the notes is an inflation rate. The relevant pricing supplement will discuss the tax consequences of any notes that are not denominated in U.S. dollars or that are linked to a non-interest rate financial measure other than an inflation rate.

Where the Term of Your Notes Will Exceed One Year

Accrual Notes

If the notes are accrual notes, with respect to which this discussion assumes that interest will not be payable at least annually, a holder must generally include original issue discount, or OID, in income before the holder receives cash attributable to that income. The amount of OID that must be included in income is calculated using a constant-yield method, and generally holders will include increasingly greater amounts of OID in income over the life of accrual notes. For a detailed discussion of the OID rules, please see “Tax Consequences—United States Taxation—Original Issue Discount Notes” in the accompanying prospectus.

Fixed Rate Notes, Floating Rate Notes, Inverse Floating Rate Notes, Step Up Notes, Leveraged Notes, Range Accrual Notes, Dual Range Accrual Notes and Non-Inversion Range Accrual Notes

If the notes are fixed rate notes, floating rate notes, inverse floating rate notes, step up notes, leveraged notes, range accrual notes, dual range accrual notes or non-inversion range accrual notes, subject to the exceptions listed below, a holder will generally be taxed on any interest on the notes as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder’s method of accounting for tax purposes.

If the notes are step up notes, the tax treatment described in the preceding paragraph assumes that the issuer will have the right to call the notes at par (plus accrued but unpaid interest) on each date that the interest rate increases.  If this is not the case, step up notes may be treated as issued with OID, in which case the notes generally would be subject to the rules discussed in the accompanying prospectus under the heading “Tax Consequences—United States Taxation—Original Issue Discount Notes.”

If the notes are range accrual notes, dual range accrual notes, inverse floating rate notes or non-inversion range accrual notes, the tax treatment described in the second preceding paragraph assumes that the interest will not be front or back-loaded.  The interest rate in respect of such notes will be treated as front or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term.  Likewise, if the notes are floating rate notes or leveraged notes, the tax treatment described in the second preceding paragraph assumes that either (i) the interest paid in respect of the notes will not be front or back-loaded or (ii) the interest is paid at a rate that is properly characterized as a “qualified floating rate.”  A floating rate will generally be a qualified floating rate if the value of the rate on any date during the term of the note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day and either (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (ii) the rate is equal to a rate  that can reasonably be expected to measure such contemporaneous variations in the cost of newly borrowed funds multiplied by either: (x) a fixed multiple that is greater than 0.65 but not more than 1.35 or (y) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

If any of the assumptions in the prior paragraph are not correct with respect to a floating rate note, inverse floating rate note, leveraged note, range accrual note, dual range accrual note or non-inversion range accrual note, or if such a note does not qualify as a variable rate debt instrument under the rules described in the accompanying prospectus under the heading “Tax Consequences—United States Taxation—Variable Rate Debt Instruments,” that note may be treated as a debt instrument that is subject to the special rules that govern contingent payment debt instruments as discussed below under “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

Leveraged Steepener Notes

The tax treatment of leveraged steepener notes will depend upon whether such notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  If the notes are properly characterized as variable rate debt instruments and do not provide for an initial fixed interest rate, holders will generally be taxed on any interest on the notes as ordinary income at the time that interest is received or when it accrues, depending on the holder’s method of accounting for tax purposes.  If, alternatively, the notes are treated as contingent payment debt instruments, the notes will be subject to the special rules, which are discussed below under “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

Whether leveraged steepener notes are properly treated as variable rate debt instruments or contingent payment debt instruments may depend upon whether the interest payable on the notes is front-loaded or back-loaded.  More specifically, interest will be treated as front or back-loaded if it is reasonably expected that the average value of the interest rate during the first half of the notes’ term will be either significantly less than or significantly greater than the average value of the interest rate during the final half of the notes’ term.  If leveraged steepener notes are treated as front-loaded or back-loaded, such notes should generally be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, which are discussed below under “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

If leveraged steepener notes are not treated as paying interest that is front-loaded or back-loaded, the tax treatment of the notes may depend on whether the notes provide for an initial fixed interest rate.  If such notes do not provide for an initial fixed interest rate, the notes will generally be treated as variable rate debt instruments.

If leveraged steepener notes do provide for an initial fixed interest rate, the tax treatment of the notes will depend on whether (i) the fixed interest rate paid on the notes is provided for a period of 1 year or less, and (ii) the floating rate of interest is intended to approximate the fixed rate of interest paid on the notes.  However, applicable Treasury regulations provide that an initial fixed interest rate that is paid for a period of 1 year or less followed by a variable rate that is otherwise treated as an “objective rate” for a subsequent period will be conclusively presumed to constitute a single “objective rate” for purposes of determining whether an obligation is a variable rate debt instrument if the value of the initial fixed interest rate does not differ from the value of the variable rate by more than 25 basis points on the date the instrument is issued.  Accordingly, if (i) the initial fixed rate paid on leveraged steepener notes is within 25 basis points of the value of the floating rate on the issue date of the notes, and (ii) the initial fixed rate on the notes is provided for a term of 1 year or less, it would be reasonable to treat the notes as variable rate debt instruments.  If, alternatively, leveraged steepener notes (i) provide for an initial fixed rate that is not within 25 basis points of the value of the floating rate on the notes’ date of issue (and the value of the floating rate is not intended to approximate the initial fixed rate), or (ii) provide for an initial fixed rate for a period that extends beyond 1 year, such notes should generally be treated as contingent payment debt instruments, which are discussed below under “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

Fixed-to-Floating Rate Notes and Floating-to-Fixed Rate Notes

Fixed-to-floating rate notes and floating-to-fixed rate rotes will generally be treated as either variable rate debt instruments or contingent payment debt instruments, depending on the specific terms of the notes.  The applicable pricing supplement will specify whether such notes should be treated as variable rate debt instruments or contingent payment debt instruments.

If the notes are properly characterized as variable rate debt instruments, holders will generally be taxed on any interest on the notes as ordinary income at the time that interest is received or when it accrues, depending on the holder’s method of accounting for tax purposes, unless otherwise specified in the applicable pricing supplement.  In addition, depending on the terms of the notes and the rates in effect on the issue date, such notes may be issued with OID.  For a detailed discussion of these rules, please see “Tax Consequences—United States Taxation—Variable Rate Debt Instruments” in the accompanying prospectus.  If, alternatively, the notes are treated as contingent payment debt instruments, the notes will be subject to special rules, which are discussed below under “—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes.”

Market Discount or Premium

If the notes are purchased at a price other than the initial offering price of the notes, the rules related to market discount or amortizable bond premium may also apply to the notes.  These rules are discussed in the accompanying prospectus under the headings “Tax Consequences—United States Taxation—Market Discount” and “Tax Consequences—United States Taxation—Acquisition Premium; Amortizable Bond Premium.”

Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes

If the notes are subject to the special rules applicable to contingent payment debt instruments, the amount of interest holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing OID on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield.  A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield.  This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment.  These rules could possibly have the effect of requiring holders to include amounts in income in respect of the notes prior to receipt of cash attributable to that income.

The amount of interest that a holder will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period.  The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payment debt instruments, but disregarding any adjustments made if the actual payments differ from the projected payments) and decreased by the projected amount of any payments previously made on the notes.

The Bank will provide the comparable yield and projected payment schedule for a particular note in the applicable pricing supplement or in a manner as described therein.  A holder is required to use this comparable yield and projected payment schedule in determining its interest accruals in respect of a note treated as a contingent payment debt instrument unless the holder timely discloses and justifies on its federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.  Any Form 1099-OID will be based on such comparable yield and projected payment schedule.

In addition to accruing interest income in accordance with the comparable yield, a holder will be required to make adjustments (as described below) if the actual amounts that holder receives in any taxable year differs from the projected payment schedule.

If, during any taxable year, a holder receives actual payments with respect to the notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, that holder will incur a “net positive adjustment” under applicable Treasury regulations equal to the amount of such excess. A holder will treat a net positive adjustment as additional interest income in that taxable year.

If a holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, that holder will incur a “net negative adjustment” under applicable Treasury regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, redemption or maturity of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

If the notes are purchased for an amount that differs from the notes’ adjusted issue price at the time of the purchase, a holder must determine the extent to which the difference between the price paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If a contingent payment on the notes becomes fixed (within the meaning of applicable Treasury regulations) more than six months before the payment is due, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount.  The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield.  If all contingent payments on the notes become fixed, substantially contemporaneously, applicable Treasury regulations provide that holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they related in a reasonable manner. Holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

Holders will recognize gain or loss on the sale, redemption or maturity of the notes in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the notes.  In general, a holder’s adjusted basis in the notes will equal the amount the holder paid for the notes, increased by the amount of interest that was previously accrued with respect to the notes (in accordance with the comparable yield for the notes, but disregarding any adjustments made if the actual payments differ from the projected payments), decreased by the projected amount of any payments previously made on the notes, and increased or decreased by the amount of any positive or negative adjustment, if any, that is made with respect to the notes under the rules set forth above with respect to secondary purchasers.

Any gain that may be recognized on the sale, redemption or maturity of notes treated as contingent payment debt instruments will generally be ordinary interest income.  Any loss that may be recognized upon the sale, redemption or maturity of such notes will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss.  If the notes are held until maturity and the payment at maturity is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent the interest that the holder previously accrued as income in respect of the notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss.  The deductibility of capital losses is subject to limitations.

Where the Term of Your Notes Will Not Exceed One Year

Accrual Notes, Fixed Rate Notes and Step Up Notes

This subsection provides a general description of the U.S. federal income tax consequences of holding accrual notes, fixed rate notes or step up notes with a term that will not exceed one year. In general, an individual or other cash basis U.S. Holder of a note with a term of one year or less (a “short-term note”), is not required to accrue OID, as specially defined below for the purposes of this paragraph, for U.S. federal income tax purposes unless that holder elects to do so (although it is possible that a holder may be required to include any stated interest in income as that holder receives it).  However, accrual basis taxpayers, taxpayers in a special class, including, but not limited to, regulated investment companies, common trust funds and certain types of pass-through entities, and cash basis taxpayers who so elect will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding.

Holders who are not required to and do not elect to include OID in income currently will generally recognize ordinary income upon the sale or retirement of a short-term note to the extent of the accrued OID, which will be determined on a straight-line basis unless the holder makes an election to accrue the OID under the constant-yield method through the date of sale or retirement.  However, a holder that is not required and does not elect to accrue OID on its short-term notes will be required to defer deductions for interest on borrowings allocable to the holder’s short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

In determining the amount of OID subject to these rules, a holder must include all interest payments on a short-term note, including stated interest, in its short-term note’s stated redemption price at maturity.

Range Accrual Notes, Dual Range Accrual Notes, Non-Inversion Range Accrual Notes, Floating Rate Notes, Inverse Floating Rate Notes, Leveraged Steepener Notes, Fixed-to-Floating Rate Notes, Floating-to-Fixed Rate Notes and Leveraged Notes

The following subsection provides a general description of the U.S. federal income tax consequences of holding range accrual notes, dual range accrual notes, non-inversion range accrual notes, floating rate notes, inverse floating rate notes, leveraged steepener notes, fixed-to-floating rate notes, floating-to-fixed rate notes and leveraged notes with a term that will not exceed one year.  The notes should be treated as debt instruments subject to the rules governing short-term debt instruments.  Accordingly, interest paid or accrued on the notes should be ordinary income for U.S. federal income tax purposes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

As described above under “—Accrual Notes, Fixed Rate Notes and Step Up Notes,” all interest paid with respect to a short-term note is treated as OID and is required to be accrued by accrual basis taxpayers and electing cash basis taxpayers on either the straight-line method, or, if elected, the constant yield method, compounded daily.  There are no regulations, published rulings or judicial decisions, however, that address the determination of OID on short-term notes where coupon payments are not fixed in amount.  In the absence of authority, it would be reasonable for a holder to include interest with respect to the notes into income in accordance with the holder’s regular method of accounting.

Alternative approaches would also be reasonable.  For example, an accrual basis holder, a cash basis holder that elects to accrue interest currently, or a holder in a special class of holders (as described above under “—Accrual, Notes, Fixed Rate Notes and Step Up Notes”) who are otherwise required to accrue OID with respect to short-term debt instruments, could calculate and accrue OID on the notes under rules analogous to the rules for accruing interest on a contingent payment debt instrument.

Treatment Upon Sale, Redemption or Maturity

Holders of short-term notes will recognize gain or loss on the sale, redemption or maturity of the notes in an amount equal to the difference, if any, between the fair market value of the amount received at such time and the holder’s adjusted basis in the notes.  The adjusted basis of a cash basis taxpayer in the notes will generally be the purchase price of the notes.  The adjusted basis in the notes of an accrual basis holder or a cash basis holder that elects to accrue interest on its notes currently will generally be the purchase price of the notes increased by the amount of interest accrued on the notes by the holder and decreased by the interest paid on the notes to the holder.  Any gain realized on the sale, redemption or maturity of the notes would be ordinary income to the extent of the interest that had accrued on the notes, and assuming the notes are treated as short-term notes for U.S. federal income tax purposes, the balance would be short-term capital gain or loss.  Short-term capital gains are taxed at ordinary income rates and the deductibility of capital losses is limited.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and TD Securities (USA) LLC, as agent, have entered into a distribution agreement with respect to the notes.  The agent or agents through whom the notes will be offered will be identified in the applicable pricing supplement.  Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes.  We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes.  We will pay the agent a commission on any notes sold through the agent.  The commission is expected to range from 0% to 5% of the principal amount of the notes, depending on the stated maturity of the notes, for fixed rate and floating rate notes, or in such other amount as may be agreed between the agent and the Bank.  The commission is expected to range from 1% to 5% of the principal amount of the notes for indexed and other structured notes, or in such other amount as may be agreed between the agent and the Bank.

We may also sell notes to the agent, who will purchase the notes as principal for its own account.  In that case, we will either pay the agent a commission as discussed above or the agent may purchase the notes at a price equal to the issue price specified in the applicable pricing supplement, less a discount to be agreed with us at the time of the offering.

The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us.  If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell notes directly to investors.  We will not pay commissions on notes we sell directly.

We have reserved the right to withdraw, cancel or modify the offer made by this product prospectus supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent.  No termination date has been established for the offering of the notes.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

Unless otherwise indicated in any pricing supplement, payment of the purchase price of notes, other than notes denominated in a non-U.S. dollar currency, will be required to be made in funds immediately available in The City of New York.  The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

We may appoint additional agents with respect to the notes.  Any other agents will be named in the applicable pricing supplements and those agents will enter into the distribution agreement referred to above.  The agent referred to above and any additional agents may engage in commercial banking and investment banking and other transactions with and perform services for the Bank and its affiliates in the ordinary course of business.  TD Securities (USA) LLC is an affiliate of the Bank and may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date.  We do not plan to list the notes on a securities exchange or quotation system.  We have been advised by TD Securities (USA) LLC that it may make a market in the notes offered through it.  However, neither TD Securities (USA) LLC nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice.  No assurance can be given as to the liquidity or trading market for the notes.

The agent may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions.  The agent is not required to engage in these activities, and may end any of these activities at any time.

In addition to offering notes through the agent as discussed above, other senior debt securities of the Bank that have terms substantially similar to the terms of the notes offered under this product prospectus supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by the Bank.  Any of these senior debt securities sold pursuant to the distribution agreement or sold by the Bank directly to investors will reduce the aggregate amount of notes which may be offered by this product prospectus supplement.

Conflicts of Interest

TD Securities (USA) LLC is an affiliate of The Toronto-Dominion Bank.  Accordingly, this offering is being made in compliance with the requirements of the Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Because the debt securities to be offered will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Neither TD Securities (USA) LLC nor any other FINRA member participating in an offering of the debt securities that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement, the accompanying prospectus or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by The Toronto-Dominion Bank or the agent. This product prospectus supplement, the accompanying prospectus and any pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the applicable pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and any pricing supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

The Toronto-Dominion Bank

Accrual Notes Fixed Rate Notes Step Up Notes Floating Rate Notes Fixed-to-Floating Rate Notes Floating-to-Fixed Rate Notes	Inverse Floating Rate Notes Leveraged Notes Range Accrual Notes Dual Range Accrual Notes Non-Inversion Range Accrual Notes Leveraged Steepener Notes

August 1, 2014